Exhibit 99.1

News Release

Investor Relations Contact:

Molly Plyler

The Blueshirt Group

415-217-7722

molly@blueshirtgroup.com

InsWeb Reports First Quarter 2008 Results

•                  Record Revenues of $13.0 Million; Net Income of $0.7 Million

•                  Reminder: Conference Call and Webcast today at 5:00 pm ET; Dial-In:  (800) 218-4007

SACRAMENTO, Calif., April 17, 2008 – InsWeb Corp. (NASDAQ: INSW), a leading online insurance marketplace, today announced results for the first quarter ended March 31, 2008.

Revenues for the first quarter of 2008 were a record $13.0 million, an increase of approximately 61% as compared to $8.1 million in the first quarter of 2007.  Net income for the first quarter of 2008 was approximately $0.7 million, or $0.12 per diluted share, as compared to net income in the first quarter of 2007 of approximately $0.4 million, or $0.09 per diluted share.

Adjusted EBITDA, a non-GAAP financial measure used by InsWeb’s management and defined below, amounted to approximately $1.0 million in the first quarter of 2008, a new record and reflecting increases of 55% and 39% as compared to $0.6 million and $0.7 million in the fourth quarter and first quarter of 2007, respectively.

“As previously announced, during this seasonally strong first quarter we further benefited from new traffic arrangements, continued progress in agent adoption of our AgentInsider® program and our expanded relationship with NetQuote, which was not in effect during the first quarter of last year,” stated InsWeb Chairman & CEO Hussein Enan.  “Overall, traffic increased by more than 130% sequentially and 160% over the first quarter of 2007, while per consumer acquisition costs decreased by 12% sequentially and 21% compared to a year ago.  That clearly demonstrates our ability to achieve very significant and profitable growth once we reach a critical mass of providers using our platform, our most impactful endeavor, and one on which the entire company is focused.”

 “Our first quarter results have set the stage for strong growth in fiscal 2008, and we are reaffirming our guidance for revenues and net income to increase roughly 25% over the prior year, excluding one-time gains or losses,” concluded Mr. Enan.

Non-GAAP Financial Information

In evaluating InsWeb’s business, the Company’s management considers and uses Adjusted EBITDA as a supplemental measure of operating performance.  Adjusted EBITDA refers to a financial measure that the Company defines as net income excluding interest, taxes, depreciation, amortization, share-based compensation, and other one-time gains and losses that are not related to the Company’s continuing operations.  This measure is an essential component of InsWeb’s internal planning process because it facilitates period-to-period comparisons of the Company’s operating performance by eliminating potential differences in net income caused by the existence and timing of non-cash charges and non-recurring gains and losses.  Furthermore, Adjusted EBITDA reflects the key revenue and expense items for which InsWeb’s operating managers are responsible.

InsWeb Corporation

NON-GAAP FINANCIAL MEASURE AND RECONCILIATION

(In thousands)

(unaudited)

	Three months Ended
	March 31,	December 31,	March 31,
	2008	2007	2007
Net income	$670	$1,341	$402
Less
Lease loss accrual	—	985	—
Interest Income	89	91	72
Add
Provision for income taxes	9	45	—
Share-based compensation expense	334	276	314
Depreciation and amortization of property and equipment from continuing operations	34	31	44
Adjusted EBITDA from continuing operations	$958	$617	$688

Adjusted EBITDA is not a measurement of the Company’s financial performance under U.S. GAAP and has limitations as an analytical tool.  You should not consider it in isolation or as a substitute for the Company’s U.S. GAAP net income.  The principal limitations of this measure are that: 1) it does not reflect the Company’s actual expenses and may thus have the effect of inflating the Company’s net income and net income per share; and 2) it may not be comparable to Adjusted EBITDA as reported by other companies.

Earnings Call Information

The InsWeb first quarter teleconference and webcast is scheduled to begin at 2:00 p.m., Pacific Time, on Thursday, April 17, 2008. To participate on the live call, analysts and investors should dial 800-240-5318 at least ten minutes prior to the call.  InsWeb will also offer a live and archived webcast of the conference call, accessible from the “Investor Relations” section of the Company’s Web site at http://investor.insweb.com/index.cfm.

About InsWeb

InsWeb (NasdaqCM: INSW) enables consumers to compare multiple, actionable quotes for auto, term life, health, homeowners, renters and condominium insurance offerings from many of the nation’s highly rated insurers. The top-rated online insurance marketplace also provides interactive tools and independent research. Headquartered in Sacramento, Calif., InsWeb is accessible at www.insweb.com.

For further information regarding InsWeb Corporation, please review the Company’s filings with the Securities and Exchange Commission, including Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, and in particular Management’s Discussion and Analysis of Financial Condition and Results of Operations.

This news release contains forward-looking statements reflecting management’s current forecast of certain aspects of the Company’s future. It is based on current information, which we have assessed, but which by its nature is dynamic and subject to rapid and even abrupt changes. Forward-looking statements include statements expressing the intent, belief or current expectations of the Company and members of our management team regarding: projected future revenues, revenue growth, expenses, profitability and financial position; marketing and consumer acquisition; the results of strategic initiatives, including AgentInsider and the Agent Directory; increased or decreased participation by insurance companies, agents and other purchasers of consumer leads; and product and technological implementations. The Company’s actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with the Company’s business, which include, but are not limited to: variations in consumer usage of the internet to shop for and purchase insurance; the willingness and capability of insurance companies or other insurance entities to offer their products or instant quotes on the Company’s website or through the Company’s licensed subsidiaries; changes in the Company’s relationships with existing insurance companies or other customers, including, changes due to consolidation within the insurance industry; changes in the Company’s relationship with strategic and/or marketing partners; the Company’s ability to attract and integrate new insurance providers and strategic partners; implementation of competing Internet strategies by existing and potential competitors; implementation and consumer acceptance of new product or service offerings; the outcome of litigation in which the Company is a party; insurance and financial services industry regulation; fluctuations in operating results; or other unforeseen factors. The forward-looking statements should be considered in the context of these and other risk factors disclosed in the Company’s filings with the Securities and Exchange Commission.

“INSWEB” and “AGENTINSIDER” are registered service marks of InsWeb Corporation. All marks above are those of InsWeb Corporation, except for those of insurance insurers, brokers, agents, industry organizations, financial institutions, online partners, service providers, other mentioned companies and educational institutions, which are the marks of their respective entities.

INSWEB CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

[Amounts in thousands, except per share amounts]

[unaudited]

	Three months ended
	March 31,
	2008	2007
Revenues:
Transaction fees	$12,971	$8,043
Other	61	67
Total revenues	13,032	8,110

Operating expenses:
Direct marketing	9,305	4,528
Sales and marketing	1,295	1,478
Technology	816	876
General and administrative	1,026	902
Total operating expenses	12,442	7,784
Income from operations	590	326
Interest income	89	72
Other income, net	—	4
Income before income taxes	679	402
Provision for income taxes	9	—
Net income	$670	$402

Net income per share:
Basic	$0.14	$0.10
Diluted	$0.12	$0.09

Weighted-average shares used in computing net income per share:
Basic	4,641	4,119
Diluted	5,783	4,452

INSWEB CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

[Amounts in thousands]

[unaudited]

	March 31,	December 31,
	2008	2007
ASSETS

Current assets:
Cash and cash equivalents	$12,161	$10,777
Accounts receivable, net	3,548	2,428
Prepaid expenses and other current assets (including related party receivable of $48 as of December 31, 2007)	368	596
Total current assets	16,077	13,801

Property and equipment	291	257
Other assets	75	75
Total assets	$16,443	$14,133

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,918	$2,118
Accrued expenses	1,643	1,426
Deferred revenue	229	246
Total current liabilities	4,790	3,790

Commitments and contingencies

Shareholders’ equity:
Common stock	8	8
Paid-in capital	206,846	206,208
Treasury stock	(6,334)	(6,334)
Unrealized gain on available-for-sale securities	2	—
Accumulated deficit	(188,869)	(189,539)
Total shareholders’ equity	11,653	10,343
Total liabilities and shareholders’ equity	$16,443	$14,133

The following financial highlights and key metrics are provided as a resource for our investors. Please refer to the Company’s filings with the Securities and Exchange Commission for additional information regarding our business.

	Three months Ended
	March 31,	December 31,	March 31,
	2008	2007	2007
Revenues:
Auto	$11,197,000	$6,668,000	$6,411,000
Home/Condo/Renters	$931,000	$584,000	$405,000
Term Life	$485,000	$408,000	$1,215,000
Agent Directory	$351,000	$—	$—
All other	$7,000	$7,000	$12,000
Total transaction fees	$12,971,000	$7,667,000	$8,043,000
# of Consumers:
Auto	2,862,000	1,477,000	1,318,000
Home/Condo/Renters	184,000	132,000	77,000
Term Life	9,000	16,000	60,000
Agent Directory	719,000	N/M	N/M
Total	3,774,000	1,625,000	1,455,000
Transaction revenue per consumer:
Auto	$3.91	$4.51	$4.86
Home/Condo/Renters	$5.06	$4.42	$5.26

Auto Segment B Revenue per Click	$6.70	$6.57	$5.68
Avg. Times Lead Sold- (Auto and Home)	3.7	4.3	N/M
Agent Network (Auto and Home):
Carrier-Sponsored Agents	2,390	2,400	N/M
AgentInsider Approved Agents	5,764	5,256	4,309

Direct Marketing Costs:	$9,305,000	$4,543,000	$4,528,000
Marketing Costs Per Consumer:
Total	$2.47	$2.80	$3.11
Excluding Agent Directory	$2.90	$2.80	$3.11
Direct Marketing Costs as a percent of Revenues:	71%	59%	56%

Cash and Cash Equivalents:	$12,161,000	$10,777,000	$7,091,000
Account Receivable:	$3,548,000	$2,428,000	$3,412,000
Day Sales Outstanding (DSO):	21	44	35
Staffing:	72	62	85

Definitions:

“# of consumers”	Represents consumers acquired from marketing activities

“Per Consumer Information”	Represents Revenues earned or marketing costs incurred per consumer who has started an InsWeb quote form

“Segment B”	Auto Insurance consumers classified as non-standard (bad driving record, not enough experience, or not permanently incurred for 3 years)

“Avg. Times Lead Sold	Total # of times a lead is sold, including leads sold by NetQuote on our behalf

“Carrier-Sponsored Agents”	Carriers buying leads through InsWeb on behalf of their Agents

“AgentInsider approved Agents”	# of agents approved to buy leads through AgentInsider

“Direct Marketing Costs”	Represents expenses incurred by InsWeb to drive the consumers to InsWeb’s online insurance marketplace

*N/M	Information not meaningful